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                                                                       Exhibit 8

                        [Bracewell & Patterson Letterhead, L.L.P]



                                January 20, 1994


Southdown, Inc.
1200 Smith Street
Suite 2400
Houston, Texas 77002

Gentlemen:

We have acted as counsel to Southdown, Inc., a Louisiana corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-3 (Registration No. 33-51133), as amended, filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the public offering of up to 1,725,000 shares of its Preferred Stock, $___ Cumulative Convertible Series D, par value $.05 per share (the "Series D Preferred Stock").


We have examined originals or copies of (i) the Registration Statement; (ii) the Restated Articles of Incorporation of the Company, as amended; (iii) the Bylaws of the Company, as amended; (iv) the form of the Articles of Amendment to the Restated Articles of Incorporation concerning the Series D Preferred Stock in the form filed as an exhibit to the Registration Statement (the "Articles of Amendment"); (v) certain resolutions of the Board of Directors of the Company, including resolutions of a Special Committee thereof; and (vi) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have assumed that the Articles of Amendment will be appropriately completed, duly approved by the Board of Directors of the Special Committee thereof, and duly executed and filed in accordance with the Business Corporation Law of the State of Louisiana. In addition, we have relied upon certificates of officers of the Company and certificates and telegrams of public officials as to certain matters of fact relating to this opinion and have
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Southdown, Inc.
January 20, 1994
Page 2


made such investigations of law as we have deemed necessary and relevant as a basis hereof.

We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, we are of the opinion that the discussion under the caption "Certain Federal Income Tax Considerations" in the Registration Statement accurately describes the material anticipated federal income tax consequences of the purchase, ownership and disposition of the Series D Preferred Stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8 to the Registration Statement and to all references to our firm therein. You are advised that Edgar J. Marston III, who serves in an "of counsel" capacity to this firm, is an executive officer and a member of the Board of Directors of the Company.


                                                   Very truly yours,



                                                   Bracewell & Patterson, L.L.P.